EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES FOURTH QUARTER

FISCAL 2008 RESULTS AND PROVIDES FISCAL 2009 OUTLOOK

DALLAS, (Aug. 5, 2008) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2008 fourth quarter earnings per diluted share decreased to $0.41 from $0.71 in the prior year. Before special items, earnings per diluted share decreased to $0.50 from $0.57 in the prior year (reconciliation included in Table 3).  For the full-year fiscal 2008, earnings per diluted share decreased to $0.91 from $1.85 in the prior year.  Before special items, earnings per diluted share decreased to $1.75 from $1.76 in the prior year (reconciliation included in Table 4).

In the first quarter of fiscal 2008, the company announced its intention to sell Romano’s Macaroni Grill and began presenting results from Macaroni Grill operations as discontinued operations in its financial statements.  Brinker is in negotiations to sell a majority interest in the brand.  As a result, accounting principles require that the results of Macaroni Grill be reclassified into continuing operations at this time; therefore, the company’s results for the fourth quarter and full-year of fiscal 2008 and 2007 reflect the inclusion of the brand. The company expects to finalize the negotiations prior to the filing of its Form 10-K and to record an additional pre-tax impairment in its fiscal 2008 results ranging from $45 to $60 million. The information presented below includes Macaroni Grill unless otherwise noted.  In certain instances, the company believes it is more useful to the reader to provide information excluding the impact of Macaroni Grill in order to gain insight into the company’s ongoing operations.  The company has also included a reconciliation of fourth quarter and year-to-date results excluding Macaroni Grill in the attached financial statements.

For the fourth quarter of fiscal 2008, earnings per diluted share before special items and excluding Macaroni Grill decreased to $0.42 from $0.49 in the prior year (reconciliation included in Table 3). For the full-year fiscal 2008, earnings per diluted share before special items and excluding Macaroni Grill decreased to $1.41 from $1.49 in prior year (reconciliation included in Table 4).

Highlights for the fiscal year 2008:

•                  Brinker, excluding Macaroni Grill, experienced a 0.3 percent increase in comparable restaurant sales, driven by positive sales at Chili’s in three of the four quarters;

•                  Introduced successful menu items across our brands as a result of our focus on food and beverage excellence, including Honey Chipotle Chicken Crispers and updates on the classic Big Mouth Burger at Chili’s, Border Smart selections at On the Border, and award-winning Little Italy favorites at Maggiano’s;

•                  Innovated ToGo at Chili’s through developments in technology and processes with positive results and plans to expand into fiscal year 2009;

•                  Re-imaged 73 Chili’s restaurants, resulting in mid-single digit increases in sales, with plans to continue our reimage program in fiscal year 2009 at a lower level of investment per restaurant;

•                  Experienced significant growth in favorable guest feedback across the brands as a result of the company’s focus on both hospitality and food and beverage excellence;

•                  Sold 76 Chili’s restaurants to our franchisee, ERJ Dining IV, LLC, with a commitment to develop an additional 49 new Chili’s restaurants;

•                  Increased royalty revenues from franchisees by approximately 60% percent;

•                  Internationally, opened 32 restaurants, including eight under the company’s joint investment with CMR, SAB de CV to develop 50 Chili’s and Maggiano’s restaurants in Mexico, and entered into 10 additional development agreements with franchisees with commitments to build 56 restaurants;

•                  Domestically, opened 70 company-owned restaurants (26 net of closures) and 43 franchised restaurants and entered into three development agreements with franchisees, with commitments to build 77 restaurants;

•                  Increased quarterly dividend by 22 percent to $0.11 per share and paid out $42.9 million in dividends; and

•                  Repurchased 9.1 million shares of our common stock for $240.3 million.

“Our brands are responding to the difficult operating environment with a disciplined focus on delivering an outstanding dining experience for our guests’ investment of money and time,” said Doug Brooks, Chairman and CEO. “We are driving this strategy with flavorful new menu offerings, updated restaurant atmosphere and guest-focused training for all positions. Our guests’ response to these efforts has been very favorable, as evidenced by the fact that Chili’s has outperformed the casual dining industry benchmark in terms of sales and traffic for four consecutive quarters.”

Quarterly Revenues

Brinker reported revenues for the 13-week period of $1,073.6 million, a decrease of 6.1 percent compared with $1,143.0 million reported for the same period of fiscal 2007. The company experienced a 1.0 percent increase in comparable restaurant sales (see Table 1) in the fourth quarter of fiscal 2008 driven by an increase at Chili’s of 3.4 percent.  Revenues were negatively impacted by a net decline in capacity of 9.3 percent due to sales of 171 restaurants to franchisees and 44 restaurant closures (27 of which are Macaroni Grill).  Royalty revenues from franchisees increased 67.3 percent to $16.9 million from $10.1 million in the prior year.

Table 1: Q4 comparable restaurant sales

Q4 08 and Q4 07, company and four reported brands; percentage

	Q4 08 Comparable Sales	Q4 07 Comparable Sales	Q4 08 Pricing Impact	Q4 08 Mix-Shift
Brinker Excluding Macaroni Grill	2.3	(1.9)	4.3	(0.2)

Brinker International	1.0	(2.0)	4.0	(0.1)
Chili’s	3.4	(1.6)	4.6	(0.3)
On The Border	(2.3)	(4.7)	3.8	1.1
Maggiano’s	(0.5)	(1.3)	3.1	(0.8)
Macaroni Grill	(5.7)	(2.1)	2.5	0.4

Table 2:  FY comparable restaurant sales

FY 08 and FY 07, company and four reported brands; percentage

	FY 08 Comparable Sales	FY 07 Comparable Sales	FY 08 Pricing Impact	FY 08 Mix-Shift
Brinker Excluding Macaroni Grill	0.3	(2.5)	3.0	0.4

Brinker International	(0.5)	(2.7)	2.9	0.5
Chili’s	0.8	(2.4)	3.1	0.8
On The Border	(3.3)	(4.1)	2.5	(0.2)
Maggiano’s	0.4	(1.7)	2.8	(1.9)
Macaroni Grill	(4.4)	(3.2)	2.2	1.1

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased from 27.9 percent in the prior year to 28.6 percent in the fourth quarter of fiscal 2008. During the quarter, cost of sales was negatively impacted by unfavorable commodity prices, primarily beef, ribs, chicken and dairy products, and unfavorable product mix shifts related to new menu items, partially offset by favorable menu price changes.

Restaurant expenses, as a percent of revenues, increased to 55.8 percent from 54.9 percent in the prior year primarily driven by increased labor expenses due to increased wage rates and training at the restaurants, restaurant supply costs and repair and maintenance expenses, partially offset by lower pre-opening expenses.

Depreciation and amortization decreased $4.8 million primarily driven by the classification of assets held for sale related to Macaroni Grill and restaurant closures, partially offset by additional depreciation on remodels and new restaurants.

Compared to the prior year, general and administrative expense decreased $8.1 million for the quarter due to reduced salary and team member related expenses resulting from the company’s efforts to evolve its corporate structure to align with the increased mix of franchise restaurants and the expected decline in future company-owned restaurant development. In addition, the company incurred lower stock and performance-based compensation expenses as compared to the prior year.

Other gains and charges resulted in a charge of $8.1 million in the fourth quarter of fiscal 2008 primarily due to long-lived asset impairments and lease termination charges.

Interest expense decreased $2.0 million primarily due to lower interest rates, partially offset by increased average borrowings as compared to the same quarter last year.

The effective income tax rate increased to 33.8 percent for the current quarter as compared to 21.7 percent for the same quarter last year.  The increase in the tax rate was primarily due to a cumulative adjustment in the fourth quarter of fiscal year 2008 related to taxes for prior years as well as the favorable settlement of certain tax audits and benefits from state income tax planning in the fourth quarter of fiscal year 2007.

Cash Flow and Capital Allocation

Cash flow from operations for fiscal year 2008 decreased to approximately $361.5 million compared to $485.0 million in the prior year due to lower income (adjusted for non-cash items) driven by incremental margin pressures and the sale of 171 company-owned restaurants to franchisees as well as the timing of operational payments and receipts.

Capital expenditures for fiscal year 2008 totaled $270.4 million, a reduction of $160.1 million compared to the prior year, primarily due to a decrease in new restaurants developed by the company.  The company repurchased 9.1 million common shares for fiscal year 2008. At the end of the year, approximately $60 million remained available under the company’s share authorizations. Diluted weighted average shares outstanding for the fiscal year declined over 15 percent to 104.9 million from 124.1 million at the end of fiscal year 2007.

Special Items

Table 3: Reconciliation of net income, before special items

Q4 08 and Q4 07; $ millions and $ per diluted share after-tax

Item	Q4 08	EPS Q4 08	Q4 07	EPS Q4 07
Net Income	42.6	0.41	83.6	0.71
Other (Gains) and Charges	5.1	0.05	(11.0)	(0.09)
Tax Expense (Benefit)	3.7	0.04	(5.4)	(0.05)
Net Income before Special Items	51.4	0.50	67.2	0.57
Macaroni Grill before Special Items	(8.2)	(0.08)	(9.1)	(0.08)
Adjusted Net Income before Special Items	43.2	0.42	58.1	0.49

Table 4: Reconciliation of net income, before special items

FY 08 and FY 07; $ millions and $ per diluted share after-tax

Item	FY 08	EPS FY 08	FY 07	EPS FY 07
Net Income	95.9	0.91	230.0	1.85
Other (Gains) and Charges	83.9	0.80	(5.6)	(0.05)
Tax Expense (Benefit)	3.7	0.04	(5.4)	(0.04)
Net Income before Special Items	183.5	1.75	219.0	1.76
Macaroni Grill before Special Items	(35.2)	(0.34)	(34.1)	(0.27)
Adjusted Net Income before Special Items	148.3	1.41	184.9	1.49

Fiscal 2009 Outlook

In fiscal 2009, the company continues to focus on executing its strategic priorities which will allow for sustainable growth in a variety of economic environments.  The company expects that fiscal 2009 will continue to be a transitional period as development shifts from company-owned to franchisee growth.  In addition, the company faces continuing cost of sales pressures from higher commodity costs.  Depreciation expense is expected to be higher as well due to recent capital spending on reimages and lower depreciation in fiscal 2008 resulting from the classification of assets held for sale related to the ERJ refranchise transaction.

Guidance for fiscal 2009 excludes the operating results of Macaroni Grill. The company anticipates earnings per diluted share growth of eight to 10 percent in fiscal 2009 based on the following assumptions:

•                  Revenue growth of between 2.5 and 3.5 percent based primarily on:

•                  Comparable restaurant sales growth of 1.5 to 2.5 percent;

•                  Franchise revenue growth of about seven percent, bringing the total to approximately $70 million; and

•                  Total company-owned restaurant capacity increase (as measured by average-weighted sales weeks) of slightly less than one percent.

•                  General and administrative expenses of about 4.5 percent of revenue;

•                  Operating income of about flat to 20 basis points lower than fiscal 2008 based on escalating costs, particularly in cost of sales and depreciation, at a rate higher than the company expects to be able to offset with operating efficiencies and price increases; and

•                  Capital expenditures of approximately $175 to $185 million with $40 million allocated to the development of 15 new restaurants, $20 to $25 million attributable to Chili’s reimages, $25 to $30 million invested primarily in kitchen technology and the remainder primarily relating to capital expenditure maintenance programs.

As far as timing considerations, there are two important calendar shifts for fiscal 2009.  First, Christmas Day will trade from the second quarter into the third quarter in fiscal 2009 which will benefit the second quarter.  Also, Easter will trade from the third quarter into the fourth quarter of fiscal 2009 which will negatively impact the fourth quarter.

While the company is unable to provide specific guidance for fiscal 2009 including Macaroni Grill due to the inability of the company to forecast the expected results of an entity which will not be under the management and control of the company for the entire fiscal year, the company would anticipate earnings per diluted share growth to be lower if Macaroni Grill was included.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker web site (http://www.brinker.com) at 9 a.m. CDT today (August 5).  Additional financial information is also included on the Brinker website under the Financial Information section of the Investor tab.  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker web site until the end of the day on September 2, 2008.

Forward Calendar

•                  SEC Form 10-K for fiscal year 2008 filing on or before August 25, 2008; and

•                  First quarter earnings release, before market opens, on October 21, 2008.

At the end of fiscal year 2008, Brinker International either owned, operated, or franchised 1,888 restaurants under the names Chili’s Grill & Bar (1,452 restaurants), Romano’s Macaroni Grill (226 restaurants), On The Border Mexican Grill & Cantina (168 restaurants), and Maggiano’s Little Italy (42 restaurants).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Thirteen Week Periods Ended June 25, 2008			Thirteen Week Periods Ended June 27, 2007
			Adjusted			Adjusted
	Brinker	Macaroni	Brinker	Brinker	Macaroni	Brinker
	International	Grill	International	International	Grill	International
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(a)	(a)		(a)	(a)

Revenues	$1,073,569	$147,293	$926,276	$1,142,954	$169,848	$973,106
Operating Costs and Expenses:
Cost of sales	306,534	42,382	264,152	318,616	48,751	269,865
Restaurant expenses	599,562	91,700	507,862	627,200	98,671	528,529
Depreciation and amortization	41,275	—	41,275	46,072	7,274	38,798
General and administrative	44,593	1,436	43,157	52,691	2,385	50,306
Other gains and charges (b)	8,106	2,104	6,002	(17,646)	(24)	(17,622)
Total operating costs and expenses	1,000,070	137,622	862,448	1,026,933	157,057	869,876

Operating income	73,499	9,671	63,828	116,021	12,791	103,230

Interest expense	9,671	—	9,671	11,632	—	11,632
Other, net	(576)	—	(576)	(2,444)	—	(2,444)

Income before provision for income taxes	64,404	9,671	54,733	106,833	12,791	94,042

Provision for income taxes	21,759	2,838	18,921	23,186	3,675	19,511

Net Income	$42,645	$6,833	$35,812	$83,647	$9,116	$74,531

Basic net income per share	$0.42		$0.35	$0.73		$0.65

Diluted net income per share	$0.41		$0.35	$0.71		$0.63

Basic weighted average shares outstanding	101,267		101,267	114,606		114,606

Diluted weighted average shares outstanding	102,717		102,717	118,032		118,032

(a)          Non-GAAP information excluding the impact of Macaroni Grill is provided to allow the reader to gain insight into the company’s ongoing operations.

(b)         Current year gains and charges primarily includes:

a.               Impairment of long-lived assets and lease reserves of $6.8 million

b.              Expenses related to the potential sale of Macaroni Grill of $1.4 million.

Prior year other gains and charges primarily includes:

a.               Franchising gains of $17.4 million.

b.              Gain on the sale of real estate of $0.5 million.

	Fifty-Two Week Periods Ended June 25, 2008			Fifty-Two Week Periods Ended June 27, 2007
			Adjusted			Adjusted
	Brinker	Macaroni	Brinker	Brinker	Macaroni	Brinker
	International	Grill	International	International	Grill	International
	(Unaudited)	(Unaudited)	(Unaudited)
		(a)	(a)		(a)	(a)

Revenues	$4,235,223	$637,991	$3,597,232	$4,376,904	$690,916	$3,685,988
Operating Costs and Expenses:
Cost of sales	1,200,763	183,145	1,017,618	1,222,198	194,337	1,027,861
Restaurant expenses	2,397,908	391,853	2,006,055	2,435,866	409,266	2,026,600
Depreciation and amortization	165,229	6,372	158,857	189,162	30,656	158,506
General and administrative	170,703	7,370	163,333	194,349	8,767	185,582
Other gains and charges (b)	133,589	122,750	10,839	(8,999)	10,799	(19,798)
Total operating costs and expenses	4,068,192	711,490	3,356,702	4,032,576	653,825	3,378,751

Operating income	167,031	(73,499)	240,530	344,328	37,091	307,237

Interest expense	45,862	—	45,862	30,929	—	30,929
Other, net	(4,046)	—	(4,046)	(5,071)	—	(5,071)

Income before provision for income taxes	125,215	(73,499)	198,714	318,470	37,091	281,379

Provision for income taxes	29,308	(31,600)	60,908	88,421	9,734	78,687

Net Income	$95,907	$(41,899)	$137,806	$230,049	$27,357	$202,692

Basic net income per share	$0.93		$1.34	$1.90		$1.67

Diluted net income per share	$0.91		$1.31	$1.85		$1.63

Basic weighted average shares outstanding	103,101		103,101	121,062		121,062

Diluted weighted average shares outstanding	104,897		104,897	124,116		124,116

(a)          Non-GAAP information excluding the impact of Macaroni Grill is provided to allow the reader to gain insight into the company’s ongoing operations.

(b)         Current year gains and charges primarily includes:

a.               Fair value impairments related to Macaroni Grill long-lived assets of $82.3 million.

b.              Impairment of long-lived assets of $58.5 related to restaurant closures.

c.               Asset write-offs resulting from the company’s reduced development schedule of $13.2 million.

d.              Severance of $5.4 million.

e.               Severance and other expense related to the sale of Macaroni Grill of $4.8 million.

f.                 Gain on the sale of 76 Chili’s restaurants to a franchisee of $29.2 million in second quarter.

Prior year other gains and charges primarily includes:

a.               Franchising gains of $19.1 million.

b.              Gain on the termination of swaps of $3.2 million.

c.               Restructuring and impairment charges totaling $13.8 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 25,	June 27,
	2008	2007
	(Unaudited)
ASSETS
Current assets	$294,438	$250,478
Assets held for sale	204,463	404,692
Net property and equipment (a)	1,531,016	1,482,736
Total other assets	207,385	180,115
Total assets	$2,237,302	$2,318,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$1,973	$1,761
Current liabilities	506,508	519,375
Liabilities associated with assets held for sale	17,688	22,328
Long-term debt, less current installments	901,604	826,918
Other liabilities	170,260	142,550
Total shareholders’ equity	639,269	805,089
Total liabilities and shareholders’ equity	$2,237,302	$2,318,021

(a)          At June 25, 2008, the company owned the land and buildings for 282 of the 1,265 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $241.2 million and $1,214.6 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Fourth Quarter Openings/Acquisitions	Fourth Quarter Closings/Sales	Total Restaurants	Projected Openings Fiscal
	March 26, 2008	Fiscal 2008	Fiscal 2008	June 25, 2008	2009

Company-Owned Restaurants:
Chili’s	881	10	(2)	889	9—11
On The Border	133	2	—	135	1
Maggiano’s	42	—	—	42	2
Macaroni Grill	193	—	—	193	—
International(a)	6	—	—	6	2
	1,255	12	(2)	1,265	14—16

Franchise Restaurants:
Chili’s	401	10	(9)	402	30—40
On The Border	29	1	—	30	9—12
Macaroni Grill	18	1	—	19	4—6
International(a)	165	7	—	172	31—36
	613	19	(9)	623	74—94

Total Restaurants:
Chili’s	1,282	20	(11)	1,291	39—51
On The Border	162	3	—	165	10—13
Maggiano’s	42	—	—	42	2
Macaroni Grill	211	1	—	212	4—6
International	171	7	—	178	33—38
	1,868	31	(11)	1,888	88—110

(a)          At the end of fourth quarter fiscal year 2008, international company owned restaurants by brand were 5 Chili’s and one Macaroni Grill.  International franchise restaurants by brand were 156 Chili’s, 13 Macaroni Grill’s and 3 On The Border.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240